EXHIBIT INDEX


(12)(a) Tax opinion for Reorganization of RiverSource Discovery Fund and RiverSource Small Cap Equity Fund.

(12)(b) Tax opinion for Reorganization of RiverSource Strategy Aggressive Fund and RiverSource Aggressive Growth Fund.

(16) Directors'/Trustees' Power of Attorney to sign this Registration Statement and its amendments, dated Jan. 11, 2006.